Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of August 24, 2015 (the “Execution Date”), is entered into by and between Marc L. Reisch (“Reisch”) and Visant Holding Corporation, a Delaware corporation (the “Company”).

WHEREAS, Reisch currently serves as Chairman, President and Chief Executive Officer of the Company pursuant to that certain Second Amended and Restated Employment Agreement dated May 17, 2010 and appointment under that certain Stockholders Agreement dated as of October 4, 2004, as amended, among the Company and the stockholders named therein (the “Stockholders’ Agreement”);

WHEREAS, Reisch has informed the Company of his intention to retire from the Company and its subsidiaries effective as of August 21, 2015;

WHEREAS, notwithstanding such retirement, the Company desires to continue to avail itself of Reisch’s experience, advice and assistance and, in light thereof, wishes to appoint Reisch to serve as an independent contractor to provide Consulting Services (as defined below) in accordance with the terms of this Agreement; and

WHEREAS, Reisch wishes to accept such appointment, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Reisch and the Company agree as follows:

1. Engagement and Term.

(a) The Company hereby appoints Reisch to serve as Non-Executive Chairman Director of the Boards of Directors of the Company, Visant Secondary Holdings Corp. (“Visant Secondary”), Visant Corporation (“Visant”) and Jostens, Inc. (“Jostens” and together with the Boards of Directors of the Company, Visant Secondary and Visant, the “Board”), and to provide the consulting services hereunder, in each case commencing on August 24, 2015 and ending on the Payment Event (as defined in Section 2(b) below) (the “Consulting Term”); provided, that the Consulting Term may be earlier terminated by the Company upon written notice to Reisch or by Reisch upon not less than thirty (30) days’ written notice to the Company (other than in the case of death or disability). In the event of a Payment Event set forth in Section 2(b)(ii) – (iv), the Board and Reisch may mutually agree that Reisch may be retained solely to serve as Non-Executive Chairman Director; provided, however, that Reisch shall not be entitled to the Consulting Fee or the Chairman Bonus following the Payment Event.

(b) The Company shall take or direct the taking of such actions to amend the Stockholders’ Agreement to reflect Reisch’s role and appointment as Non-Executive Chairman Director in lieu of his current appointment as the “CEO Designee”.

(b) As Non-Executive Chairman of the Board, in addition to Reisch’s duties as a sitting director of the Board, Reisch shall also perform strategic advisory services to the Company, as requested from time to time by the Board; provided, that the level of bona fide services Reisch will perform shall permanently decrease to no more than twenty (20) percent of Reisch’s past services performed over the thirty-six (36)-month period immediately preceding Reisch’s appointment to serve as Non-Executive Chairman of the Board (collectively, the “Consulting Services”).

2 Consulting Fees.

(a) During the Consulting Term, the Company will pay Reisch a monthly consulting fee equal to $75,000 in arrears (the “Consulting Fee”), payable on a basis consistent with the current payroll of Visant, as may change from time to time, beginning with the first payroll following the commencement of the Consulting Term.

(b) In addition, subject to Reisch’s compliance with the terms of this Agreement, including, but not limited to, satisfactory performance of the Consulting Services through the Payment Event, Reisch shall be entitled to a cash bonus (the “Chairman Bonus”), in an amount equal to $4,200,000, on the earliest to occur of: (i) a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including Reisch’s death or disability; (ii) a change in control event (within the meaning of Section 409A of the Code); (iii) the consummation of a refinancing of the capital structure of the Company and/or its subsidiaries; and (iv) July 2, 2017 (the first to occur of (i) – (iv), the “Payment Event”). The Chairman Bonus shall be paid in a lump sum, (x) if the Payment Event occurs as a result of (ii), immediately upon such Payment Event and (y) within thirty (30) days following the Payment Event in all other instances. For the avoidance of doubt, in the event that Reisch’s services are terminated as a result of Reisch’s voluntary resignation or termination for “cause”, Reisch shall not be entitled to any portion of the Chairman Bonus.

(c) Notwithstanding anything herein to the contrary, the Company shall have no further obligations with respect to payment of the Consulting Fees following any early termination of the Consulting Term. Reisch acknowledges that, during the Consulting Term, he will not be an “employee” (or person of similar status) of the Company or any of its affiliates for purposes of the Code and, therefore, will not be entitled to actively participate in any employee benefit plans or programs of the Company or its affiliates (other than Reisch’s entitlement to his vested pension benefits, including under that certain Marc L. Reisch Amended and Restated Supplemental Executive Retirement Plan effective as of December 31, 2012, and including the Post-Termination Medical Benefits (as defined therein)). Reisch acknowledges and agrees that the Company will not withhold or deduct from the Consulting Fees or the Chairman Bonus any amounts as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws, and the Consultant will be solely responsible for the payment of any federal, state or local income or payroll taxes with respect to the Consulting Fees and the Chairman Bonus. In the event that the consulting arrangement described herein is reclassified as an employment relationship by any governmental agency or court, Reisch acknowledges and agrees that he will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company or its affiliates as a result of such reclassification.

(d) During the Consulting Term, the Company shall reimburse Reisch for reasonable business (including travel expenses) incurred in the performance of the Consulting Services and Board services in accordance with the general expense reimbursement policies of the Company and under the Stockholders’ Agreement, and be provided with indemnification coverage customarily provided to other members of the Board.

3. Miscellaneous.

(a) This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York, without reference to the principles of conflicts of law of New York or any other jurisdiction, and where applicable, the laws of the United States. The parties hereto agree that any future disputes between them shall be tried to a judge rather than a jury and the parties hereby waive a trial by jury on such disputes.

(b) If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

(c) Each party and its counsel has reviewed this Agreement or has been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

(d) The Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, other than as expressly set forth herein, between the parties hereto pertaining to the subject matter hereof. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(e) This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VISANT HOLDING CORP.

By:	/s/ James Simpson
Name:	James Simpson
Title:	CFO

REISCH

By:	/s/ Marc L. Reisch
Marc L. Reisch

8